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Free Writing Prospectus (To the Preliminary Prospectus Supplement dated March 15, 2012)	Filed pursuant to Rule 433 under the Securities Act Registration Statement No. 333- 180112

$1,000,000,000

7.750% Senior Notes due 2022

Term Sheet
March 15, 2012

Issuer:	MGM Resorts International
Offering Size:	$1,000,000,000 aggregate principal amount, which constitutes an increase of $250,000,000 from the preliminary prospectus supplement
Title of Securities:	7.750% Senior Notes due 2022 (the "Notes")
Maturity:	March 15, 2022
Offering Price:	100.000%, plus accrued interest, if any, from March 22, 2012
Coupon	7.750%
Yield to Maturity:	7.750%
Gross Proceeds:	$1,000,000,000
Net Proceeds to Issuer before Estimated Expenses:	$987,500,000
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2012
Record Dates:	March 1 and September 1
Optional Redemption:	The Issuer may redeem the Notes, in whole or in part at any time at a redemption price equal to the greater of:
• 100% of the principal amount of the Notes to be redeemed; or

•

as determined by an independent investment banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement dated March 15, 2012), plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the Notes to be redeemed.
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:
BNP Paribas Securities Corp.
SMBC Nikko Capital Markets Limited
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC
Commerz Markets LLC
Scotia Capital (USA) Inc.
Trade Date:	March 15, 2012
Settlement Date:	March 22, 2012 (T+5)

The Issuer expects delivery of the notes will be made against payment therefor on or about March 22, 2012, which is the 5th business day following the date of the pricing of the notes (such settlement being referred to as "T+5"). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on the next succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5), to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.
Distribution:	Registered Offering
CUSIP Number:	552953BX8
ISIN Number:	US552953BX80

        The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.

        The information in this communication supplements the information in the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Other information presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the changes described herein. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

        Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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Term Sheet March 15, 2012